EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Welltower Inc.’s Registration Statement Nos. 333-225004 and 333-225005 on Form S-3 and Registration Statement Nos. 333-126195, 333-161131, 333-211832, and 333-225006 on Form S-8 of our report dated March 8, 2018, relating to the combined consolidated financial statements and financial statement schedules of Quality Care Properties, Inc. and subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, which report expresses an unqualified opinion and includes emphasis of matters regarding the Plan Sponsor Agreement entered into on March 2, 2018 and cost allocations prior to separation from HCP, Inc., incorporated by reference in this Form 8-K/A of Welltower Inc. from the Quality Care Properties, Inc. Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

McLean, VA
Dated : September 28, 2018